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                                                                      EXHIBIT 99



                                  PRESS RELEASE
                                  -------------


               HARRIS CORPORATION INCREASES DIVIDEND 9 PERCENT;
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                      ANNOUNCES PLANS TO REPURCHASE SHARES
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         MELBOURNE, FL, August 31, 1998 - The Board of Directors of Harris
Corporation has declared a 9 percent increase in the quarterly dividend and authorized the repurchase of up to 1 million shares of the company's common stock.

         The dividend increase - the sixth in the past six years - brings the quarterly dividend to 24 cents per share from 22 cents, and raises the indicated annual rate to 96 cents per share, compared with 88 cents. The first dividend at the higher rate will be payable September 23, 1998 to shareholders of record on September 14, 1998. The company has an unbroken record of dividend payments for more than 50 years.

         The Board also authorized the company to repurchase up to 1 million shares of the company's common stock periodically in the open market. The repurchase is to satisfy anticipated requirements for the stock-based components of the employee retirement and incentive programs, and for other corporate purposes.

         Harris Corporation, with worldwide sales of $3.9 billion, is an international communications and electronics company that provides a wide


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range of products and services, such as wireless and personal communications, digital television (including HDTV), health care information, automotive electronics, transportation, business information, defense communications and information, and Lanier office products.